EXHIBIT 10.2

REDACTED VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of June 28, 2007 and is entered into by and between PANACOS PHARMACEUTICALS, INC., a Delaware corporation, and each of its subsidiaries, (hereinafter collectively referred to as the “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000.00); and

B. Lender is willing to make the loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or Investment Property and which is intended to perfect Lender’s security interest in any of the Collateral.

“Advance” means any funds advanced under this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as the same may from time to time be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Assignee” shall have the meaning given to it in Section 11.13.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Cash” means all cash and liquid funds.

“Claims” shall have the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Commitment Fee” means Forty-Five Thousand Dollars ($45,000.00), which fee is due to Lender on or prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business or obligations incurred in the ordinary course of business in connection with contract research agreements and long-term manufacturing agreements. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all registered copyrights held pursuant to the laws of the United States, any State thereof, or of any other country. “Copyrights” does not include any Excluded Intellectual Property.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“End of Term Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to the aggregate of the original principal amount of Advances made multiplied by the End of Term Payment Percentage.

“End of Term Payment Percentage” is one and one half of one percent (1.50%).

“Event of Default” has the meaning given to it in Section 9.

“Excluded Intellectual Property” means all Intellectual Property owned by V.I. Technologies as of March 10, 2005 (prior to the merger with Borrower) and all non-provisional, reissue, continuation, divisional, and continuation-in-part applications and patents issuing therefrom, together with all foreign counterparts thereof.

“Extension Event” occurs when Lender receives, prior to [*******], evidence, [*******] to [*******] in [*******], that [*******] of the [*******]: (i) [*******] data [*******] using [*******] from any [*******] of the [*******] defined as [*******] (a) [*******] or [*******] or [*******] in [*******] in [*******], or (b) [*******] of [*******] ([*******]); (ii) [*******] of a [*******] in a [*******] with a [*******] of [*******] suitable [*******]; (iii) either (a) [*******] of a [*******] for [*******], or (b) [*******] is [*******] for [*******] and [*******] is [*******] by [*******] that it is [*******] with a [*******]; and (iv) [*******] receives[*******] in the [*******] in [*******] through the [*******],[*******] and/or [*******].

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Facility Charge” means one percent (1.0%) of the Maximum Loan Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith. Intellectual Property shall not include Excluded Intellectual Property.

“Interest Rate” means for any day, the prime rate as reported in The Wall Street Journal plus 2.95%.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan” means the Advance or Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, Account Control Agreements, Joinder Agreements, the Warrant, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated. “Loan Documents” shall not include the right to invest letter agreement referenced in Section 8.1.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of Borrower taken as a whole; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the collateral or the priority of such Liens. Either (a) the failure of Borrower to achieve an Extension Event, or (b) the failure of any nonclinical or clinical trial to demonstrate the desired safety, bioavailability or efficacy of any biologic or drug, shall not, in each case, in and of if itself, constitute a Material Adverse Effect.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Maturity Date” means January 3, 2011; provided, however, if the Extension Event occurs on or prior to [*****], then the Maturity Date shall mean July 1, 2011.

“Maximum Loan Amount” means Twenty Million Dollars ($20,000,000.00).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.5.

“Morgan Stanley Account” is a certain account maintained by Borrower with Morgan Stanley, provided that such account may only be used for purposes of directors or employees exercising stock options to purchase shares of Borrower.

“Next Event” means the closing of Borrower’s subsequent equity financing which first becomes effective after the Closing Date.

“Note” means a Promissory Note in substantially the form of Exhibit B.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country. “Patents” does not include Excluded Intellectual Property.

“Permitted Indebtedness” means: (a) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and disclosed in Schedule 1A; (c) Indebtedness of up to Two Million Dollars ($2,000,000.00) outstanding at any time secured by a lien described in clause (vi) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness; (d) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (e) Indebtedness that also constitutes a Permitted Investment; (f) unsecured Indebtedness of up to $1,000,000 in the aggregate, including in connection with Borrower’s financing the payment of insurance premiums; and (g) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (a) Investments existing on the Closing Date disclosed in Schedule 1B; (b) Investments made in accordance with Borrower’s Investment Policy as in effect as of the date hereof as attached hereto as part of Schedule 1B, which Investment Policy shall not be changed in any material respect without the prior approval of Lender, such approval not to be unreasonably withheld or delayed; (c) Repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (d) Investments accepted in connection with Permitted Transfers; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

of business, provided that this subparagraph (f) shall not apply to Investments of Borrower in any Subsidiary; (g) additional Investments that do not exceed $250,000 in the aggregate; (h) prepaid expenses and travel advances made in the ordinary course of business; (i) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year; and (j) Investments consisting of an acquisition by Borrower or any Subsidiary of all or substantially all of the capital stock or assets of another Person where the purchase price (including any Indebtedness assumed in connection with such acquisition) does not exceed $2,000,000, so long as (i) no Event of Default has occurred and is continuing or would exist after giving effect to any such Investment, and (ii) after any such Investment, Borrower is the surviving legal entity. Notwithstanding the foregoing, Permitted Investments shall not include any Investments made by Borrower in Panacos Limited after the Closing Date in excess of $500,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens existing on the Closing Date disclosed in Schedule 1C; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (iv) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (v) the following deposits or letters of credit, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure security deposits, indemnity, performance or other similar bonds; (vi) purchase money liens and liens in connection with capital leases on Equipment securing Indebtedness permitted in clause (vi) of “Permitted Indebtedness”; (vii) Liens created under the Loan Documents; (viii) Liens and other encumbrances on real property that do not materially detract from its value; (ix) leasehold interests in leases or subleases and non-exclusive licenses granted in the ordinary course of business and not interfering in any material respect with the business of Borrower; and (x) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (ix) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business, (iii) dispositions of worn-out obsolete Equipment, (iv) other transfers of property in an aggregate amount of up to $500,000, provided that such property does not make up a core or critical part of Borrower’s business, or (v) transfers of drugs or drug materials in connection with development activities in the ordinary course of business.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.7.

“Prepayment Event” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, (ii) sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing at least more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity, (iii) sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the shares issued after the Closing Date would entitle the holders thereof to 30% or more of the proceeds that would be distributed to holders of Preferred Stock assuming that proceeds available for distribution are sufficient only to provide a distribution to holders of Preferred Stock; (iv) sale, lease, license (other than licenses in the ordinary course of business) or transfer of any substantial part of the assets of Borrower or any Subsidiary; or (v) acquisition by Borrower or any Subsidiary of all or substantially all of the capital stock or assets of another Person where the purchase price (including any Indebtedness assumed in connection with such acquisition) is $2,000,000 or greater, provided however, that in all cases a Subsidiary may be merged into Borrower or into another Subsidiary without constituting a “Prepayment Event.”

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“SBA” shall have the meaning assigned to such term in Section 7.14.

“SBIC” shall have the meaning assigned to such term in Section 7.14.

“Secured Obligations” means Borrower’s obligation to repay to Lender the Loan and all Advances (whether or not evidenced by any Note), together with all principal, interest, fees, costs, professional fees and expenses, or other liabilities or obligations for monetary amounts owed by Borrower to Lender however arising, including the indemnity and insurance obligations in Section 6 and including such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against Borrower, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties of any kind or nature, present or future, in each case, arising under this Agreement, the Notes, or any of the other Loan Documents (other than the Warrant), as the same may from time to time be amended, modified, supplemented or restated, whether or not such obligations are partially or fully secured by the value of Collateral.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof. “Trademarks” does not include the Excluded Intellectual Property.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the Commonwealth of Massachusetts; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the Commonwealth of Massachusetts, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein or in the other Loan Documents, terms that are defined in the UCC and used herein or in the other Loan Documents shall, unless the context indicates otherwise, have the meanings given to them in the UCC.

“Unused Line Fee” shall have the meaning assigned to such term in Section 2.1.

“Warrant” means the warrant entered into in connection with the Loan.

1.2 Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.

THE LOAN

1.3 Advances. Subject to the terms and conditions of this Agreement, Lender will make one Advance to Borrower in an aggregate amount of $10,000,000 on the Closing Date (“Tranche A”). In addition, as of the Closing Date and until September 30, 2007, Borrower shall request additional Advances in an aggregate amount up to $10,000,000 (“Tranche B”). The aggregate outstanding Advances shall be equal to the Maximum Loan Amount. In the event that the full $10,000,000 is not advanced in Tranche B due to actions or inaction of Borrower, Borrower shall pay to Lender a fee equal to five percent (5.0%) of the portion of the $10,000,000 not advanced (the “Unused Line Fee”), which Unused Line Fee shall be immediately due and payable.

1.4 Advance Request. To obtain an Advance, Borrower shall complete, sign and deliver an Advance Request and Note to Lender. Lender shall fund the Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Advance is satisfied as of the requested Advance Date.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.5 Interest. The principal balance of each Advance shall bear interest thereon from the Advance Date, precomputed at the Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days in each month. The Interest Rate for each Advance will be fixed on the date of that Advance, and will apply to that Advance for so long as it is outstanding, including during the period of amortization.

1.6 Payment. Borrower will pay interest on each Advance on the first day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate principal balance that is outstanding on July 1, 2008 in thirty (30) equal monthly installments of principal and interest beginning on July 1, 2008 and continuing on the first business day of each month thereafter; provided, however, if the Extension Event occurs on or prior to [*****], then Borrower shall repay the aggregate principal balance that is outstanding on October 1, 2008 in thirty-three (33) equal monthly installments of principal and interest beginning October 1, 2008 and continuing on the first business day of each month thereafter. The entire principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.

1.7 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the Commonwealth of Massachusetts shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

1.8 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand; provided, however, for one (1) month per year, such fee shall not be due and payable if any payment is not made on the scheduled payment date so long as such payment is made within ten (10) calendar days after the applicable scheduled payment date. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.3 plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.3 or Section 2.6, as applicable; provided, however, for one (1) month per year, such interest shall not be added to principal and shall not bear interest on interest if such payment is not made when due hereunder so long as such payment is made within five (5) calendar days after the applicable due date.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.9 Prepayment. At its option, upon five (5) business days prior written notice to Lender, Borrower may prepay, in whole or in part, the outstanding Advances by paying all accrued interest on the principal portion of the Advance amount being prepaid, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amount is prepaid in the first sixteen (16) months following the Closing Date, 5%; after sixteen (16) months but prior to thirty-two (32) months, 3%; and thereafter, 1% (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest and the Prepayment Charge upon a Prepayment Event.

1.10 Fees. Borrower shall pay to Lender:

(a) Facility Fee. The fully earned, non-refundable Facility Fee on the Closing Date;

(b) Commitment Fee. The fully earned, non-refundable Commitment Fee, which Lender acknowledges has previously been paid by Borrower to Lender;

(c) End of Term Payment. The End of Term Payment, which is due on the earlier of (a) the Maturity Date or (b) the acceleration of the Advances;

(d) Prepayment Charge. The Prepayment Charge, if and when due hereunder; and

(e) Unused Line Fee. The Unused Line Fee, if and when due hereunder.

SECURITY INTEREST

1.11 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s personal property now owned or hereafter acquired, including the following: (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures used in the business or trade of Borrower which constitute personal property (but specifically excluding leasehold improvements); (d) General Intangibles; (e) Accounts; (f) Inventory; (g) Investment Property; (h) Deposit Accounts; (i) Cash; (j) Goods and other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and (k) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing, provided that Collateral does not include Intellectual Property, but does include any proceeds arising out of the disposition of Intellectual Property. Notwithstanding the foregoing, Collateral shall not include any Equipment subject to a Lien described in clause (vi) of the definition of Permitted Liens, provided that (i) the financing documents in connection with such Lien restrict Borrower from granting Lender a security interest in such Equipment, and (ii) such Equipment shall be deemed to be Collateral as soon as the applicable lender no longer has a Lien in such Equipment.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

1.12 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a) executed originals of the Loan Documents, Account Control Agreements (provided that an Account Control Agreement will not be required for the Morgan Stanley Account), a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to Section 11.11, which amounts may be deducted from the initial Advance; and

(f) such other documents as Lender may reasonably request.

1.13 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2, and a Note, each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section and as to the matters set forth in the Advance Request.

1.14 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents, warrants and agrees that:

1.15 Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C.

1.16 Collateral. Borrower owns all right, title and interest in and to the Collateral and the Intellectual Property (or, with respect to Intellectual Property, has rights to use), free of all Liens whatsoever, except for Permitted Liens. Borrower has the full power and authority to grant and convey to Lender a Lien in the Collateral as security for the Secured Obligations, free of all other Liens other than Permitted Liens.

1.17 Consents. Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation or bylaws, (iv) do not violate in any material respect any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (v) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

1.18 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing, and Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.19 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, overtly threatened against or affecting Borrower or any business, property or rights of Borrower (i) which involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

1.20 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any indenture or other agreement, contract or instrument evidencing indebtedness, or any other material agreement, contract or instrument to which it is a party or by which it or any of its properties or assets are or may be bound and for which such default would reasonably be expected to result in a Material Adverse Effect.

1.21 Information Correct. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

1.22 Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

1.23 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9, each of the material Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property that is owned by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses and other licenses which if terminated could not reasonably be expected to result in a Material Adverse Effect), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.24 Intellectual Property. Except as described on Schedule 5.10 and to Borrower’s knowledge, Borrower’s Intellectual Property constitutes all rights used in or necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, Borrower has the right to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

1.25 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. There is no outstanding or, to the knowledge of Borrower, threatened, dispute or disagreement of which Borrower is aware with respect to any contract, license or agreement between Borrower and any third party related to the Intellectual Property. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the intellectual property or other rights of others.

1.26 Financial Accounts. Schedule 5.12 and Exhibit E are a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

1.27 Employee Loans. Other than travel advances made in the ordinary course of business, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

INSURANCE; INDEMNIFICATION

1.28 Coverage. So long as there are any Secured Obligations outstanding, Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of Two Million Dollars ($2,000,000.00) of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $5,000,000 of directors and officers’ insurance for each occurrence, and $10,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral that constitutes tangible personal property, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral that constitutes tangible personal property. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $250,000.

1.29 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability and fidelity insurance, and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

1.30 Indemnity. Borrower shall and does hereby indemnify and hold Lender, its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents (other than the Warrant) or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

COVENANTS OF BORROWER

Borrower agrees as follows:

1.31 Financial Reports. Borrower shall furnish to Lender the Compliance Certificate in the form of Exhibit F monthly within thirty (30) days after the end of each month and the financial statements listed hereinafter, each prepared in accordance with GAAP (except as explained in an accompanying letter or footnotes), consistently applied (the “Financial Statements”):

(a) as soon as practicable (and in any event within thirty (30) days) after the end of each month, unaudited interim financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer;

(b) as soon as practicable (and in any event within forty five (45) days) after the end of each calendar quarter, unaudited interim financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer;

(c) as soon as practicable (and in any event within one hundred twenty (120) days) after the end of each fiscal year, (i) unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange; and

(e) budgets, operating plans and other financial information reasonably requested by Lender.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Notwithstanding the foregoing, Borrower may delay delivery to Lender of the quarterly financial statements for up to five days, and of the annual financial statements for up to 15 days, to the extent Borrower is eligible for an exemption under rule 12b-25.

The executed Compliance Certificate may be sent via facsimile to Lender at (866) 468-8916 or via e-mail to financialstatements@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to BJadot@hgtc.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer, reference PANACOS PHARMACEUTICALS, INC. and all Financial Statements filed with the Securities and Exchange Commission may be delivered to Lender by providing Lender with an electronic link to such statements.

1.32 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

1.33 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender.

1.34 Compromise of Agreements. Borrower shall not outside of the ordinary course of Borrower’s business (a) grant any material extension of the time of payment of any of the Receivables or General Intangibles, (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof, (c) release, wholly or partly, any Person liable for the payment thereof in excess of $50,000 in the aggregate, or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by Borrower in the ordinary course of business of Borrower.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.35 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness.

1.36 Collateral. Borrower shall at all times keep the Collateral and the Intellectual Property free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral and the Intellectual Property, or any Liens thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets.

1.37 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

1.38 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, or (c) other than travel advances made in the ordinary course of business, lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

1.39 Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.

1.40 Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other similar charges (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.41 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (w) transfers of drugs or drug materials in the ordinary course of business in connection with development activities, (x) sales of Inventory in the ordinary course of business, (y) relocations of equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender and (ii) such relocation is within the continental United States.

1.42 Payments. The Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Debit Authorization Agreement in the form of Exhibit H on each payment date of all periodic obligations payable to Lender under each Note or Advance.

1.43 Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has a perfected security interest in each such account (other than the Morgan Stanley Account).

1.44 SBA. Lender has received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”). Portions of the loan to Borrower will be made under the SBA license and the SBIC Act. Addendum 1 to this Agreement outlines various responsibilities of Lender and Borrower associated with an SBA loan, and such Addendum 1 is hereby incorporated in this Agreement.

1.45 Securities Account Control Agreement. Borrower (a) shall deliver a fully-executed Securities Account Control Agreement among Borrower, Lender, SVB Securities and ADP Clearing & Outsourcing Services, Inc. within three (3) Business Days of the Closing Date, and (b) shall not transfer any funds, securities, or other amounts into any securities and/or investment account that Borrower maintains with SVB Securities until the document listed in (a) above is delivered to Lender.

RIGHT TO PURCHASE STOCK

1.46 Lender or its assignee or nominee shall have the right, in its discretion, pursuant to that certain letter agreement between Lender and Borrower dated as of the Closing Date, to purchase shares of Borrower’s securities having an aggregate purchase price of up to $2,000,000 in the Next Event on the same terms and conditions afforded to other investors in the Next Event, all as more fully described in the letter agreement, the terms of which supersede this provision.

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

1.47 Payments. Borrower fails to pay any amount due under this Agreement, the Notes or any of the other Loan Documents (other than the Warrant) on the due date; or

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.48 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9, or 7.14 such default continues for more than ten (10) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9, or 7.14 the occurrence of such default; or

1.49 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect.

1.50 Other Loan Documents. The occurrence of any default under the Warrant, any Loan Document, or any agreement between Borrower and Lender and such default continues for more than ten (10) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

1.51 Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or

1.52 Insolvency. Borrower (a) shall make an assignment for the benefit of creditors; or (b) shall admit in writing its inability to pay its debts as they become due, or its inability to pay or perform under the Loan Documents; or (c) shall file a voluntary petition in bankruptcy; or (d) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (e) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (f) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees, or becomes insolvent; or (g) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (f); or either (a) forty five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (b) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (c) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (d) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or forty five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.53 Attachments; Judgments. A portion of Borrower’s assets with a value in excess of $500,000 is attached, or any portion of Borrower’s assets is seized or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $500,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

1.54 Other Obligations. Either (a) the occurrence of any default under any agreement or obligation of Borrower involving any obligation in excess of $500,000 or that, when aggregated with any other such defaults, would reasonably be expected to have a Material Adverse Effect.

REMEDIES

1.55 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

1.56 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

1.57 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

1.58 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

1.59 Account Control Agreements. Lender agrees that it will not send a “notice of exclusive control” under any Account Control Agreement unless an Event of Default has occurred and is continuing.

MISCELLANEOUS

1.60 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

1.61 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650- 473-9194

Telephone: 650-289-3068

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b)	If to Borrower:

PANACOS PHARMACEUTICALS, INC.

Attention: Chief Financial Officer

134 Coolidge Avenue

Watertown, MA 02472

Facsimile: 617-923-2276

Telephone: 617-926-1551

with a copy to:

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

One Financial Center

Boston, MA 02111

Attention: William T. Whelan

Facsimile: 617-542-2241

Telephone: 617-542-6000

or to such other address as each party may designate for itself by like notice.

1.62 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated May 11, 2007). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

1.63 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

1.64 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

1.65 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.66 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents (other than the Warrant) without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

1.67 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the Commonwealth of Massachusetts, and shall have been accepted by Lender in the Commonwealth of Massachusetts. Payment to Lender by Borrower of the Secured Obligations is due in the Commonwealth of Massachusetts. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

1.68 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the Commonwealth of Massachusetts. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Suffolk County, Commonwealth of Massachusetts; (b) waives any objection as to jurisdiction or venue in Suffolk County, Commonwealth of Massachusetts; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

1.69 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

1.70 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

1.71 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information is marked as confidential by Borrower at the time of disclosure or if the information is of a nature that would reasonably be considered confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

1.72 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”). Lender agrees to provide Borrower prompt notice after any such sale or assignment (provided, however, such notice need not be given for any partial sale or assignment of Lender’s interest hereunder). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

1.73 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

1.74 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

1.75 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.76 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Lender by reason of Borrower’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Lender. If Lender institutes any action or proceeding to specifically enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that Lender has an adequate remedy at law, and such Person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

1.77 Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials, upon prior written approval of Borrower, which approval shall not be unreasonably withheld.

1.78 Termination. Upon satisfaction in full of the Secured Obligations (other than inchoate indemnity obligations), and provided that no other extensions of credit are anticipated or may be provided hereunder, this Agreement shall be deemed terminated.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

PANACOS PHARMACEUTICALS, INC.

Signature:	/s/ Peyton J. Marshall
Print Name:	Peyton J. Marshall
Title:	Executive Vice President and CFO

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch
Print Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Table of Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Promissory Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries

Schedule 1A	Existing Permitted Indebtedness
Indebtedness to AFCO in connection with the financing of Borrower’s insurance premiums in an amount equal to $52,370.60.
Indebtedness to Applied Biosystems in connection with a capital lease in an amount equal to $183,200.00.

Schedule 1B	Existing Permitted Investments
Investments with Munder Capital and SVB Securities in accordance with the Panacos Pharmaceuticals, Inc. Investment Policy
Investments on the listing attached hereto

Schedule 1C	Existing Permitted Liens
UCC to be filed in connection with Master Lease Agreement with Applied Bioysystems

Schedule 5.3	Consents, Etc.
None

Schedule 5.5	Actions Before Governmental Authorities
None

Schedule 5.8	Tax Matters
None

Schedule 5.9	Intellectual Property Claims
Any patent or trademark applications in Exhibit D that have not yet been granted are not yet valid or enforceable.

Schedule 5.10	Intellectual Property
See Exhibit D

Schedule 5.11	Borrower Products
None

Schedule 5.12	Financial Accounts
See Exhibit E

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT A

ADVANCE REQUEST

To:	Lender:	Date:	, 20
Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Attn:

PANACOS PHARMACEUTICALS, INC. (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of                                          Dollars ($                    ) on                 ,          (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower
or
(b)	Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of this Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Executed as of                 , 20        .

BORROWER:

PANACOS PHARMACEUTICALS, INC.
SIGNATURE:
TITLE:	Chief Executive Officer or Chief Financial Officer

PRINT NAME:

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ATTACHMENT TO ADVANCE REQUEST

Dated:

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	PANACOS PHARMACEUTICALS, INC.
Type of organization:	Corporation
State of organization:	Delaware
Organization file number:

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

Portions of this Exhibit were omitted, as indicated by [****], and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT B

SECURED PROMISSORY NOTE

$ ,000,000	Advance Date: , 20
Maturity Date: , 20

FOR VALUE RECEIVED, PANACOS PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of                                          ($    ,000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate equal to the prime rate as reported in the Wall Street Journal, and if not reported, then the prime rate next reported in the Wall Street Journal, plus 2.95% (fixed for each Advance as of the date of the Advance) per annum based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated                 , 2007, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (other than the Warrant), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note. Reference to the Loan Agreement shall not affect or impair the absolute and unconditional obligation of Borrower to pay all principal and interest and premium, if any, under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the Commonwealth of Massachusetts. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

PANACOS PHARMACEUTICALS, INC.

By:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Panacos Pharmaceuticals, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	2320936

2. Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name: V.I. Technologies

Used during dates of: December 1, 1992 to August 15, 2005

Type of Organization: Corporation

State of organization: Delaware

Organization file Number: 3104315

Borrower’s fiscal year ends on December 31

Borrower’s federal employer tax identification number is: 11-3238476

Name: Panacos Pharmaceuticals, Inc.

Used during dates of: September 29, 1999 to March 10, 2005

Type of Organization: Corporation

State of organization: Delaware

Organization file Number: 2320936

Borrower’s fiscal year ends on December 31

Borrower’s federal employer tax identification number is: 06-15660209

3. Borrower represents and warrants to Lender that its chief executive office is located at 134 Coolidge Avenue, Watertown, Massachusetts 02472.

EXHIBIT D

BORROWER’S PATENTS, REGISTERED TRADEMARKS, REGISTERED

COPYRIGHTS AND LICENSES

SEE ATTACHED

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Silicon Valley Bank

Sarah Kudrikow

Client Service Manager

One Newton Executive Park

2221 Washington Street, Suite 200

Newton, MA. 02462

SVB Securities

Registered Representative - M Ingoglia/B Casey

3003 Tasman Drive

Santa Clara, CA 95054

(800) 303-7371

Account carried by ADP Clearing & Outsourcing Services, Inc

Member New York Stock Exchange, Inc

55 Water Street, New York, NY 10041

Comerica Bank (custodian for Munder Capital, investment managers)

Stephen E. Nedwicki, Vice President

Wealth & Institutional Management

Client Administration - MC 3462

P.O. Box 75000

Detroit, MI 48275

Fax: (313) 222-7041

Morgan Stanley

Pat Churchville - Financial Advisor

Plaza Three - 1st floor

Jersey City, NJ, 07311

(888) 297-7108

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated                 , 2007 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc (“Hercules”) as Lender and PANACOS PHARMACEUTICALS, INC. (the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provided certification of information regarding the Company; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance for the period ending                      of all covenants, conditions and terms and hereby reaffirms that all representations and warrants contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Interim Financial Statements	Monthly within 30 days
Interim Financial Statements	Quarterly within 45 days
Audited Financial Statements	FYE within 120 days

Very Truly Yours,

PANACOS PHARMACEUTICALS, INC.

By:
Name:
Its:

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of                 , 20        , and is entered into by and between                                         ., a                      corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as a Lender.

RECITALS

A. Subsidiary’s Affiliate, PANACOS PHARMACEUTICALS, INC. (“Company”) desires to enter into that certain Loan and Security Agreement dated                 , 20        , with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Agent or a Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Agent or a Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

.

By:
Name:
Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:
Title:

Address:
400 Hamilton Avenue, Suite 310 Palo Alto, CA 94301
Facsimile:	650-473-9194
Telephone:	650-289-3060

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Loan and Security Agreement dated                      between PANACOS PHARMACEUTICALS, INC. (“Borrower”) and Hercules Technology Growth Capital, Inc. (“Company”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH
SILICON VALLEY BANK	TASMAN DRIVE

CITY	STATE AND ZIP CODE
SANTA CLARA	CALIFORNIA, 95054

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)(Please Print)

By:
Date:

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT

(a) Borrower’s Business. For purposes of this Addendum 1, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103. Borrower represents and warrants to Lender (as of the Closing Date and for a period of one year thereafter) and covenants to Lender as follows:

(1)	Size Status. Borrower does not have more than 750 employees or average net income after Federal income taxes (excluding any carry-over losses) for the preceding two completed fiscal years in excess of $6 million;

(2)	No Relender. Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;

(3)	No Passive Business. Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties). Borrower’s employees are managing the majority of day to day operations, and Borrower is not an “investment company” under the Investment Company Act of 1940. Borrower will not pass through substantially all of the proceeds of the Loan to another entity;

(4)	No Real Estate Business. Borrower is not classified under Major Group 65 (Real Estate) or Industry No. 1531 (Operative Builders) of the SIC Manual. The proceeds of the Loan will not be used to acquire or refinance real estate unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.

(5)	No Project Finance. Borrower’s assets (other than the equipment used in Borrower’s business) are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business’s financing sources, on a basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells). The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).

(6)	No Farm Land Purchases. Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.

(7)	No Foreign Investment. The proceeds of the Loan will not be used substantially for a foreign subsidiary. At the time of the Loan, Borrower will not have more than 49 percent of its employees or tangible assets located outside the United States. The representation in this subsection (7) is made only as of the date hereof and shall not continue for one year as contemplated in the first sentence of this Section 1.

(b) Small Business Administration Documentation. Lender acknowledges that Borrower completed, executed and delivered to Lender SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Lender regarding its intended use of proceeds from the sale of securities to Lender (the “Use of Proceeds Statement”). Borrower represents and warrants to Lender that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of the Closing Date is accurate and complete.

(c) Inspection. The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents. Subject to the preceding sentence, Borrower will permit, for so long as Lender holds any debt or equity securities of Borrower, Lender or its representative, at Lender’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Lender or the SBA.

(d) Annual Assessment. Promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Lender, Borrower will deliver to Lender a written assessment of the economic impact of Lender’ investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of Lender’s SBA Form 468. Lender will assist Borrower with preparing such assessment. In addition to any other rights granted hereunder, Borrower will grant Lender and the SBA access to Borrower’s books and records for the purpose of verifying the use of such proceeds. Borrower also will furnish or cause to be furnished to Lender such other information regarding the business, affairs and condition of Borrower as Lender may from time to time reasonably request.

(e) Use of Proceeds. Borrower will use the proceeds from the Loan only for general working capital and corporate purposes. Borrower will deliver to Lender from time to time promptly following Lender’s request, a written report, certified as correct by Borrower’s Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed. Borrower will supply to Lender such additional information and documents as Lender reasonably requests with respect to its use of proceeds and will permit Lender and the SBA to have access to any and all Borrower records and information and personnel as Lender deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in this Section 7.16.

(f) Activities and Proceeds. Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720. Without obtaining the prior written approval of Lender, Borrower will not change within 1 year of the date hereof, Borrower’s current business activity to a business activity which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act.

(g) Compliance and Resolution. Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it has been asserted by any governmental regulatory agency (or Lender believes that there is a substantial risk of such assertion) that Lender and its affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to Lender by Borrower, will constitute a breach of the obligations of Borrower under the financing agreements between Borrower and Lender. In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Lender believes that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (i) Lender and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Lender, and any governmental regulatory agency, and (ii) upon request of Lender, Borrower will cooperate and assist with any assignment of the financing agreements from Hercules Technology II, L.P. to Hercules Technology Growth Capital, Inc.

(h) Cost of Money. Notwithstanding any provision to the contrary contained in the Loan Documents, Lender hereby agrees that all interest and fees charged pursuant to the Loan Documents shall comply with the provisions of 13 C.F.R. § 107.855, including, without limitation, that such amounts shall not exceed the Cost of Money ceiling. The current Cost of Money ceiling for the investment by Hercules Technology II, L.P. in Borrower is fourteen percent.